EXHIBIT 23.1
                          kpmg Moldova


To the Directors and Stockholders of
Fabrica de brinzeturi din Soroca:


Consent of Independent Auditors


We consent to incorporation by reference in the registration statement No. 33-6867 on Form S-8 of Developed Technology Recource Inc. of our report dated April 30, 1999 relating to the balance sheets of Fabrica de brinzeturi din Soroca as of December 31, 1998 and the related statements of operations and cash flows for the three month period then ended, which report appears in the December 31, 1998 annual report on form 10-KSB of Developed Technology Resources Inc.

Our report, dated April 30, 1999 contains an explanatory paragraph that states that the Company has suffered losses and has an accumulated deficit as at December 31, 1998. These matters, combined with the uncertainty due to the year 2000 issue and the current economic environment in Moldova, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ KPMG Moldova



Chisinau, Moldova
April 30, 1999